PLAN OF MERGER




     THIS PLAN OF MERGER (the "Plan") is dated as of January __, 1999, and is by and between MINNESOTA CORN PROCESSORS COLORADO, ("MCP Colorado") and MINNESOTA CORN PROCESSORS, LLC ("LLC"), each of which may be referred to herein as a "Constituent Entity" and both of which may be collectively referred to herein as the "Constituent Entities".

     WHEREAS, MCP Colorado is a cooperative association organized under Title 7,
Article 56 of the Colorado Revised Statutes as amended (the "Colorado Act"), and LLC is a limited liability company organized under Title 7 Article 80 of the Colorado Revised Statutes as amended (the "LLC Act"), and a wholly owned subsidiary of MCP Colorado as a result of a merger of Minnesota Corn Processors, Inc., a Minnesota cooperative association (the "Cooperative"), with and into MCP Colorado, effective on the date hereof. The LLC Act and the Colorado Act may be referred to herein collectively as the "Acts"; and

     WHEREAS, the Board of Directors and members of MCP Colorado have approved and adopted this Plan and the transactions contemplated hereby in the manner required by its Articles of Incorporation and Bylaws, the Colorado Act and other applicable provisions of Colorado law including specifically the Colorado Corporations and Associations Act found at Title 7, Article 90 of the Colorado Revised Statues ("CCA Act"); and

     WHEREAS, the Board of Directors and members of LLC have approved and adopted this Plan and the transactions contemplated hereby in the manner required by its Articles of Organization and Operating Agreement, the LLC Act and the CCA Act; and

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements of the parties contained herein, the parties hereto agree as follows:

     SECTION 1. THE MERGER. On the Effective Time (as defined in Section 8), MCP Colorado and LLC shall combine through merger (the "LLC Merger") in accordance with the applicable provisions of the Acts and the CCA Act, and LLC shall be the surviving entity and shall continue to exist as a Colorado limited liability company with principal offices at 901 North Highway 59, Marshall, MN 56258-2744, by virtue of, and shall be governed by, the LLC Act.

     SECTION 2. STATEMENT OF MERGER. As soon as practicable following satisfaction or waiver of all conditions to the consummation of the LLC Merger, a statement of merger (the "Statement of Merger") shall be executed in accordance with all legal requirements. The Statement of Merger shall be filed with the Secretary of State of the State of Colorado or as otherwise required by law.

     SECTION 3. EFFECT OF MERGER. From and after the Effective Time, without any further action by the Constituent Entities or any of their respective members:
(A) LLC, as the surviving entity in the LLC Merger, shall have all of the rights, privileges, immunities and powers, and shall be subject to all the duties and liabilities, of a limited liability company organized under the LLC Act; (B) LLC, as the surviving entity in the LLC Merger, shall possess all of the rights, privileges, immunities and franchises, of a public as well as a private nature, of each Constituent Entity, and all property, real, personal and mixed, and all debts due on whatever account, including all choses in action, and each and every other interest of or belonging to or due to each Constituent Entity, shall be deemed to be and hereby is vested in LLC, without further act or deed, and the title to any property, or any interest therein, vested in either Constituent Entity, shall not revert or be in any way impaired by reason of the LLC Merger; (C) LLC shall be responsible and liable for all of the liabilities and obligations of each Constituent Entity, and any claim existing or action or proceeding pending by or against one of the Constituent Entities may be prosecuted as if the LLC Merger had not taken place or LLC may be substituted in its place; (D) neither the rights of creditors nor any liens upon the property of either of the Constituent Entity shall be impaired by the LLC Merger; and (E) the LLC Merger shall have any other effect set forth in the Acts, the CCA Act, and the Transaction Agreement dated January __, 1999 between the Cooperative, MCP


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Colorado and LLC (the "Transaction Agreement"); all with the effect and to the extent provided in the applicable provisions of Colorado law.

     SECTION 4. ARTICLES OF ORGANIZATION; OPERATING AGREEMENT. From and after the Effective Time, pursuant to the Statement of Merger and without any further action by the Constituent Entities or any of their respective members, the Articles of Organization of LLC in effect immediately prior to the Effective Time shall be the Articles of Organization of LLC, as the surviving entity in the LLC Merger (the "Surviving Entity Articles"). From and after the Effective Time, without any further action by the Constituent Entities or any of their respective members, the Operating Agreement of LLC as in effect immediately prior to the Effective Time shall be the Operating Agreement of LLC, as the surviving entity in the LLC Merger (the "Surviving Entity Operating Agreement"). A copy of the Surviving Entity Articles of Organization and Operating Agreement was provided to the respective members of each Constituent Cooperative in connection with their consideration of the LLC Merger.

     SECTION 5. BOARD OF DIRECTORS. From and after the Effective Time, without any further action by the Constituent Cooperatives or any of their respective members, each person serving as a director or an officer of MCP Colorado immediately prior to the Effective Time shall be a director or an officer of LLC, as the surviving entity in the LLC Merger, (in the case of officers, holding the same office in LLC as they held in MCP Colorado immediately prior to the Effective Time) to serve in accordance with the Surviving Entity Operating Agreement. The initial directors and officers of LLC prior to the effective date shall resign their positions as directors and officers of LLC as of the effective date.

     SECTION 6. EXCHANGE, REDESIGNATION AND CONVERSION OF CAPITAL STOCK, NON-STOCK EQUITY INTERESTS, PATRONS' EQUITIES AND MEMBERSHIPS. On the Effective Time, the manner and basis of exchanging or converting the shares of capital stock, non-stock equity interests, units of equity participation, non-voting units of equity participation, patronage equity interests (including all entitlements to patronage refunds), any other allocated equity interests, and unallocated and capital reserves of MCP Colorado and LLC (all such interests referred to herein as "MCP Colorado Equity Interests" or "LLC Equity Interests", respectively), and membership interests in MCP Colorado and LLC, for proportionally equivalent Equity Interests and equal membership interests in LLC, shall be as follows:

       (A) EXCHANGE AND CONTINUATION OF MCP COLORADO MEMBERSHIPS. As of the Effective Time, without any further action by the Constituent Entities or any of their respective members, (i) each member and holder of Units of Participation of MCP Colorado shall become and be a Class A member of LLC, to the extent they are eligible for membership under the Surviving Entity Articles and the Surviving Entity Operating Agreement, and (ii) each holder of non-voting Units of Participation of MCP Colorado shall become and be a Class B member of LLC. Class A and Class B members shall have such incidents of membership as are set forth in the Surviving Entity Articles and the Surviving Entity Operating Agreement.

       (B) LLC MEMBERSHIP. As of the Effective Time, without any further action by the Constituent Entities or any of their respective members, MCP Colorado, as the sole member of LLC, shall cease to exist by operation of the merger and shall also cease to be a member of LLC.

       (C) EXCHANGE AND CONTINUATION OF MCP COLORADO EQUITY INTERESTS. As of the Effective Time, without any further action by the Constituent Entities or any of their respective members, all MCP Colorado Equity Interests standing on the books of` MCP Colorado immediately after the consummation of the merger of The Cooperative with and into MCP Colorado, and immediately prior to the Effective Time shall be determined and exchanged for proportionally equivalent Equity Interests in LLC as follows:

        I. VOTING UNITS OF EQUITY PARTICIPATION. Each voting unit of equity participation standing on the books of MCP Colorado and held by members of MCP Colorado ("Member Equity") immediately prior to the Effective Time shall cease to be outstanding and shall be exchanged for one Class A Unit of LLC; and each Class A Unit of LLC so exchanged shall be subject on the books of LLC to the same obligation for loss allocation as standing on the books of MCP Colorado immediately prior to the Effective Time.

        II. NON-VOTING UNITS OF EQUITY PARTICIPATION. Each non-voting unit of equity participation standing on the books of MCP Colorado and held by non-members of MCP Colorado


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             ("Non-Member Equity") immediately prior to the Effective Time shall cease to be outstanding and shall be exchanged for one Class B Unit of LLC.

       III. COMMON STOCK. All shares of common stock standing on the books of MCP Colorado immediately prior to the Effective Time shall be cancelled and shall cease to exist.

        IV. NONQUALIFIED PATRONAGE REFUNDS. All nonqualified patronage refunds standing on the books of MCP Colorado immediately prior to the Effective Time shall be converted into nonvoting financial interests of LLC having the same stated dollar amount, years of issue (as LLC deems necessary) and other terms and conditions as applicable to such nonqualified patronage refunds immediately prior to the Effective Time.

       (D) LLC EQUITY INTERESTS. Prior to the Effective Time, MCP Colorado is the sole member of LLC and all equity interest of any and every nature in LLC is owned by and held in the name of MCP Colorado. Upon the Effective Time, MCP Colorado, as the merging entity, shall merge with and into LLC and shall cease to exist in its own right. All Equity Interests of any and every nature standing on the books of LLC immediately prior to the Effective Time shall be cancelled.

       (E) SURVIVING ENTITY ARTICLES AND OPERATING AGREEMENT TO GOVERN. Membership in LLC and all Equity Interests in LLC issued or credited in exchange for MCP Colorado Equity Interests and continued with respect to LLC Equity as described above, shall in all instances be governed by the provisions of the Surviving Entity Articles and the Surviving Entity Operating Agreement.

       (F) FURTHER ASSURANCES OF HOLDERS OF EQUITY. Each holder of MCP Colorado Equity Interests and each holder of LLC Equity Interests shall take such action or cause to be taken such action as LLC may reasonably deem necessary or appropriate to effect the exchange and continuation of the equity interests hereunder, including without limitation the execution and delivery of any stock certificates or other evidences of equity being exchanged or continued hereunder.

     SECTION 7. FURTHER ASSURANCES. From time to time and after the Effective Time, as and when requested by LLC, or its successors or assigns, MCP Colorado shall execute and deliver or cause to be executed and delivered all such deeds and other instruments, and shall take or cause to be taken all such further action or actions, as LLC, or its successors or assigns, may deem necessary or desirable in order to vest in and confirm to LLC, or its successors or assigns, title to and possession of all of the properties, rights, privileges, powers and franchises referred to in Section 3 of this Plan, and otherwise to carry out the intent and purposes of this Plan. If LLC shall at any time deem that any further assignments or assurances or any other acts are necessary or desirable to vest, perfect or confirm of record or otherwise the title to any property or to enforce any claims of MCP Colorado or LLC vested in LLC pursuant to this Plan, the officers of LLC or its successors or assigns, are hereby specifically authorized as attorneys-in-fact of each MCP Colorado and LLC (which appointment is irrevocable and coupled with an interest), to execute and deliver any and all such deeds, assignments and assurances and to do all such other acts in the name and on behalf of each MCP Colorado and LLC, or otherwise, as such officer shall deem necessary or appropriate to accomplish such purpose.

     SECTION 8. EFFECTIVE DATE. The LLC Merger shall become effective at the time of filing of the Statement of Merger with the Secretary of State of Colorado (the "Effective Time").

     SECTION 9. GOVERNING LAW. This Plan shall be governed by and construed in accordance with the laws of the State of Colorado.


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     IN WITNESS WHEREOF, this Plan has been agreed to and executed by the duly authorized representatives of MCP Colorado and LLC, as of the date first set forth above.



                                     MINNESOTA CORN PROCESSORS COLORADO


                                     By: --------------------------------------


                                     Its: -------------------------------------


                                     MINNESOTA CORN PROCESSORS, LLC



                                     By: --------------------------------------


                                     Its: -------------------------------------







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